Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS VERY STRONG FIRST QUARTER PERFORMANCE

REPORTED DILUTED EPS $1.43; ADJUSTED DILUTED EPS $1.34, +52%

INCREASED 2024 ADJUSTED DILUTED EPS OUTLOOK: $6.40 - $6.70, +23% - 29%

FIRST QUARTER HIGHLIGHTS

●	Reported sales $3.8 billion, +5% versus last year. Organic sales +5%, led by strong growth in the Institutional & Specialty and Pest Elimination segments, and modest Industrial segment growth.
●	Reported operating income margin 13.8%. Organic operating income margin 14.7%, +400 bps as lower delivered product costs, value-based pricing, and volume growth more than offset growth-oriented investments in the business.
●	Reported diluted EPS $1.43, +74%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.34, +52%.
●	First quarter cash flow from operating activities $649 million; free cash flow increased to $448 million, +$423 million versus last year.

SALE OF GLOBAL SURGICAL SOLUTIONS BUSINESS

●	Ecolab has entered into a definitive agreement for the sale of its global surgical solutions business to Medline for $950 million in cash.

OUTLOOK

●	2024: Increased full year 2024 adjusted diluted earnings per share range to $6.40 - $6.70, +23% - 29%, from prior $6.10 - $6.50 range.
●	2Q 2024: Expect second quarter 2024 adjusted diluted earnings per share in the $1.62 - $1.72 range, +31% - 39%.

	First Quarter Ended March 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2024	2023	Change	2024	2023	Change
Net sales	$3,751.9	$3,571.6	5%	$3,751.9	$3,571.6	5%
Operating income	517.9	351.6	47%	547.7	379.3	44%
Net income attributable to Ecolab	412.1	233.4	77%	387.0	250.5	54%

Diluted earnings per share attributable to Ecolab	$1.43	$0.82	74%	$1.34	$0.88	52%

	Organic		%
	2024	2023	Change
Net sales	$3,717.6	$3,556.8	5%
Operating income	548.0	379.6	44%

ST. PAUL, Minn., April 30, 2024

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “As expected, we kicked off the year with very strong performance as our team continued to execute very well. Good organic sales growth was driven by new business wins and value-based pricing, demonstrating the increased value we create for our customers. We leveraged this growth with 400 basis points of organic operating income margin expansion to deliver very strong growth in earnings per share. We remain firmly on our long-term 12-15% earnings growth trajectory, with our exceptional growth in the first quarter the result of strong fundamentals and the additional benefit of lower delivered product costs.

“We are also pleased to announce the sale of our global surgical solutions business. This transaction builds on the deliberate actions we’ve taken to lay the foundation to transform our global healthcare business into a high-quality Ecolab business. It enables us to both deliver for our shareholders and provide more dedicated service to our important hospital customers, leveraging our leading environmental hygiene, instrument reprocessing offering, and water technologies.

“Looking ahead, our confidence in delivering superior performance in 2024 continues to strengthen despite unpredictable macroeconomic conditions. We remain focused on capturing additional market share by enhancing our customers’ business outcomes and operational performance while reducing their water and energy consumption. Additionally, we expect further robust organic operating income margin expansion, driven by value-based pricing and volume growth, as we continue to make smart investments to fuel our long-term performance. Our business momentum is strong, and we are committed to delivering excellent results for our customers and shareholders in 2024 and beyond.”

First Quarter 2024 Consolidated Results

Ecolab’s first quarter reported sales and organic sales both increased 5% when compared to the prior year.

First quarter 2024 reported operating income increased 47% including the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Organic operating income increased 44%, as lower delivered product costs, value-based pricing, and volume growth more than offset growth-oriented investments in the business.

Reported other income in the first quarter of 2024 was rather stable while reported interest expense decreased 4% versus the prior year.

The reported income tax rate for the first quarter of 2024 was 9.2% compared with the reported rate of 18.0% in the first quarter of 2023. The reported tax expense for the first quarter of 2024 includes a non-recurring, non-cash deferred tax benefit of $42 million associated with transferring certain intangibles between affiliates. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the first quarter of 2024 was 19.9% compared with the adjusted tax rate of 19.8% in the first quarter of 2023.

Reported net income increased 77% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 54% versus the prior year.

Reported diluted earnings per share increased 74% versus the prior year. Adjusted diluted earnings per share increased 52% when compared against the first quarter of 2023.

Currency translation had a $0.01 unfavorable impact on earnings per share in the first quarter of 2024.

Ecolab reacquired approximately 0.8 million shares of its common stock during the first quarter of 2024.

New segment alignment

Effective in the first quarter of 2024, Ecolab modified its segment reporting. Global Pest Elimination is now a standalone reportable segment, providing improved transparency on this attractive high-growth and high-margin business. Please see our Form 8-K filed March 15, 2024 for further details, including 2023 and 2022 sales and operating income shown in the new segment format and translated at 2024 fixed currency exchange rates established at the beginning of 2024.

First Quarter 2024 Segment Review

Global Industrial

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$1,841.7	$1,808.2	2%	1%
Operating income	265.0	219.8	21%	21%
Operating income margin	14.4%	12.2%
Organic operating income margin	14.6%	12.2%

Public currency
Sales	$1,839.2	$1,809.1	2%
Operating income	265.4	221.3	20%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales increased 1% as modest growth in Food & Beverage and Water (despite unfavorable year-over-year comparisons in mining) more than offset the expected short-term decline in Paper sales. Organic operating income increased 21% as lower delivered product costs were partially offset by continued investments in the business.

Global Institutional & Specialty

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$1,270.3	$1,131.2	12%	11%
Operating income	248.0	130.1	91%	90%
Operating income margin	19.5%	11.5%
Organic operating income margin	19.7%	11.5%

Public currency
Sales	$1,266.7	$1,128.8	12%
Operating income	247.0	129.8	90%

The Institutional & Specialty segment includes Institutional and Specialty

Organic sales increased 11%, with double-digit growth in both the Institutional and Specialty divisions. Organic operating income increased 90% as strong sales growth and lower delivered product costs were partially offset by continued investments in the business.

Global Healthcare & Life Sciences

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$382.9	$386.1	(1)%	(1)%
Operating income	37.0	35.4	5%	5%
Operating income margin	9.7%	9.2%
Organic operating income margin	9.7%	9.2%

Public currency
Sales	$379.9	$379.7	0%
Operating income	36.3	33.7	8%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Organic sales decreased 1% as lower Healthcare sales were partially offset by growth in Life Sciences. We continue to take deliberate action to transform our Healthcare business. The announced sale of our global surgical solutions business will create a sharper strategic focus on our infection prevention and instrument reprocessing businesses to drive profitable long-term growth. Life Sciences’ performance improved and more than offset continued soft short-term industry trends. Organic operating income increased 5% versus last year as pricing and lower delivered product costs overcame continued targeted investments in the business and softer volume.

Global Pest Elimination

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$266.8	$244.6	9%	9%
Operating income	48.8	44.5	10%	10%
Operating income margin	18.3%	18.2%
Organic operating income margin	18.3%	18.2%

Public currency
Sales	$266.1	$243.4	9%
Operating income	48.7	44.3	10%

The Global Pest Elimination segment includes Pest Elimination

Organic sales increased 9%, led by robust growth in food & beverage, restaurants, and food retail. Organic operating income increased 10% as strong sales growth more than offset continued investments in the business.

Corporate

(unaudited)	First Quarter Ended March 31
(millions)	2024	2023

Public currency
Sales	$ -	$10.6

Corporate operating expense
Nalco and Purolite amortization	49.7	50.2
Special (gains) and charges	29.8	27.7
Other	-	(0.4)
Total Corporate operating expense	$79.5	$77.5

First quarter of 2024 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $30 million, primarily related to restructuring costs

Special gains and charges for the first quarter of 2023 impacting operating expense were a net charge of $28 million and primarily related to restructuring costs.

Sale of Global Surgical Solutions Business

Ecolab has reached a definitive agreement to sell its global surgical solutions business to Medline for a total consideration of $950 million in cash, with an anticipated gain being recorded in special gains and charges at closing. This business delivered more than $400 million in sales in 2023 and is a leading supplier of innovative sterile drape solutions for surgeons, patients, and operating room equipment. Ecolab will continue to serve hospitals through its infection prevention and instrument reprocessing businesses. Infection prevention provides environmental hygiene programs to reduce hospital acquired infections. Instrument reprocessing provides cleaning and sterilization solutions for instruments, which fits well with Ecolab’s growth model as it combines a technological anchor with proprietary consumables and service.

The sale is expected to close in the second half of 2024, subject to regulatory clearances and other customary closing conditions.

Business Outlook

2024

Ecolab expects full year 2024 adjusted diluted earnings per share in the $6.40 - $6.70 range, rising 23% to 29% compared with adjusted diluted earnings per share of $5.21 in 2023. This forecast assumes soft but stable macroeconomic demand and favorability from delivered product costs that eases through the third quarter of 2024, though the impact of global inflation remains hard to predict.

Against this backdrop, Ecolab expects sales growth, driven by continued value-based pricing and new business gains. The company expects to leverage this growth with attractive organic operating income margin expansion, driven by robust increases in gross margin. Good underlying productivity is expected to be offset in the short-term by growth-oriented investments in the business to fuel Ecolab’s long-term performance. As a result, second quarter SG&A expense is anticipated to increase by a couple of percentage points sequentially and stabilize at that level in the second half of the year. Quarterly adjusted diluted earnings per share growth in the second half of 2024 is expected to progressively normalize towards the upper-end of Ecolab’s long-term 12-15% target as favorability from lower delivered product costs eases.

The company currently expects quantifiable special charges in 2024 to be approximately $0.15 per share, principally related to restructuring charges. This does not include the expected gain on the sale of the company’s global surgical solutions business. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2024 – Second Quarter

Ecolab expects second quarter 2024 adjusted diluted earnings per share in the $1.62 to $1.72 range, rising 31% to 39% compared with adjusted diluted earnings per share of $1.24 a year ago.

The company currently expects quantifiable special charges in the second quarter of 2024 to be approximately $0.02 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $15 billion, employs more than 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions, delivered product costs, and demand; our financial and business performance and prospects, including sales, earnings, special charges, margins, pricing, volume, productivity and new business; and the expected timing and likelihood of completion of the sale of the global surgical solutions business, including the timing, receipt and terms and conditions of any required governmental and regulatory clearance of the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the inability to consummate the proposed transaction due to the failure to satisfy other closing conditions, risks that the proposed transaction disrupts current operations, and the amount of the costs, fees, expenses and charges related to the proposed transaction. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•organic sales

•adjusted cost of sales

●adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•	organic operating income
•	organic operating income margin

●adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-

GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2023. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. In addition, as part of the separation, we also entered into an agreement with ChampionX to provide, receive or transfer certain products for a transitionary period. Transitionary period sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. The remaining sales to ChampionX are recorded in product and equipment sales in the Global Industrial segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2024	2023	Change

Product and equipment sales	$2,986.5	$2,876.3
Service and lease sales	765.4	695.3
Net sales	3,751.9	3,571.6	5%
Product and equipment cost of sales	1,679.2	1,798.3
Service and lease cost of sales	448.9	406.9
Cost of sales (1)	2,128.1	2,205.2	(3)%
Selling, general and administrative expenses	1,077.7	990.3	9%
Special (gains) and charges (1)	28.2	24.5
Operating income	517.9	351.6	47%
Other (income) expense	(12.6)	(13.1)	(4)%
Interest expense, net	71.6	74.2	(4)%
Income before income taxes	458.9	290.5	58%
Provision for income taxes	42.3	52.4	(19)%
Net income including noncontrolling interest	416.6	238.1	75%
Net income attributable to noncontrolling interest	4.5	4.7
Net income attributable to Ecolab	$412.1	$233.4	77%

Earnings attributable to Ecolab per common share
Basic	$1.44	$0.82	76%
Diluted	$1.43	$0.82	74%

Weighted-average common shares outstanding
Basic	285.7	284.6	0%
Diluted	287.8	285.9	1%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2024	2023

Cost of sales
Restructuring activities	$1.6	$3.2
Subtotal (a)	1.6	3.2

Special (gains) and charges
Restructuring activities	18.1	12.6
Acquisition and integration activities	2.5	5.0
Other	7.6	6.9
Subtotal	28.2	24.5

Total special (gains) and charges	$29.8	$27.7

(a) Special charges of $1.6 million and $0.8 million in the first quarter of 2024 and 2023, respectively, were recorded in product and equipment cost of sales. Special charges of $2.4 million in the first quarter of 2023 were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	First Quarter Ended March 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2024	2023	Change	2024	2023	Change
Net Sales
Global Industrial	$1,841.7	$1,808.2	2%	$1,839.2	$1,809.1	2%
Global Institutional & Specialty	1,270.3	1,131.2	12%	1,266.7	1,128.8	12%
Global Healthcare & Life Sciences	382.9	386.1	(1)%	379.9	379.7	0%
Global Pest Elimination	266.8	244.6	9%	266.1	243.4	9%
Corporate	-	10.7	(100)%	-	10.6	(100)%
Subtotal at fixed currency rates	3,761.7	3,580.8	5%	3,751.9	3,571.6	5%
Currency impact	(9.8)	(9.2)	*	-	-	*
Consolidated reported GAAP net sales	$3,751.9	$3,571.6	5%	$3,751.9	$3,571.6	5%

Operating Income (loss)
Global Industrial	$265.0	$219.8	21%	$265.4	$221.3	20%
Global Institutional & Specialty	248.0	130.1	91%	247.0	129.8	90%
Global Healthcare & Life Sciences	37.0	35.4	5%	36.3	33.7	8%
Global Pest Elimination	48.8	44.5	10%	48.7	44.3	10%
Corporate	(79.8)	(77.4)	*	(79.5)	(77.5)	*
Subtotal at fixed currency rates	519.0	352.4	47%	517.9	351.6	47%
Currency impact	(1.1)	(0.8)	*	-	-	*
Consolidated reported GAAP operating income	$517.9	$351.6	47%	$517.9	$351.6	47%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31	December 31	March 31
(millions)	2024	2023	2023
Assets
Current assets
Cash and cash equivalents	$479.9	$919.5	$419.4
Accounts receivable, net	2,786.6	2,834.2	2,667.8
Inventories	1,565.9	1,497.2	1,727.3
Other current assets	379.3	393.2	458.3
Total current assets	5,211.7	5,644.1	5,272.8

Property, plant and equipment, net	3,451.1	3,474.6	3,312.7
Goodwill	8,111.4	8,148.2	8,062.2
Other intangible assets, net	3,413.6	3,493.5	3,616.8
Operating lease assets	566.3	553.5	430.6
Other assets	544.4	532.7	556.4
Total assets	$21,298.5	$21,846.6	$21,251.5

Liabilities and Equity
Current liabilities
Short-term debt	$11.3	$630.4	$1,118.1
Accounts payable	1,607.1	1,566.3	1,469.9
Compensation and benefits	527.0	655.5	450.2
Income taxes	201.6	158.7	171.6
Other current liabilities	1,354.1	1,334.9	1,279.8
Total current liabilities	3,701.1	4,345.8	4,489.6

Long-term debt	7,528.6	7,551.4	7,521.7
Pension and postretirement benefits	640.4	651.7	665.5
Deferred income taxes	352.0	418.2	496.1
Operating lease liabilities	434.0	425.5	323.4
Other liabilities	416.8	381.8	390.2
Total liabilities	13,072.9	13,774.4	13,886.5

Equity
Common stock	366.8	365.7	365.0
Additional paid-in capital	6,917.6	6,766.7	6,626.5
Retained earnings	10,324.5	10,075.4	9,401.3
Accumulated other comprehensive loss	(1,881.2)	(1,850.4)	(1,737.2)
Treasury stock	(7,522.1)	(7,312.7)	(7,311.4)
Total Ecolab shareholders’ equity	8,205.6	8,044.7	7,344.2
Noncontrolling interest	20.0	27.5	20.8
Total equity	8,225.6	8,072.2	7,365.0
Total liabilities and equity	$21,298.5	$21,846.6	$21,251.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2024	2023

Net sales
Reported GAAP net sales	$3,751.9	$3,571.6
Effect of foreign currency translation	9.8	9.2
Non-GAAP fixed currency sales	3,761.7	3,580.8
Effect of acquisitions and divestitures	(44.1)	(24.0)
Non-GAAP organic sales	$3,717.6	$3,556.8

Cost of sales
Reported GAAP cost of sales	$2,128.1	$2,205.2
Special (gains) and charges	1.6	3.2
Non-GAAP adjusted cost of sales	$2,126.5	$2,202.0

Gross profit
Reported GAAP gross profit	$1,623.8	$1,366.4
Special (gains) and charges	1.6	3.2
Non-GAAP adjusted gross profit	$1,625.4	$1,369.6

Gross margin
Reported GAAP gross margin	43.3%	38.3%
Non-GAAP adjusted gross margin	43.3%	38.3%

Operating income
Reported GAAP operating income	$517.9	$351.6
Special (gains) and charges at public currency rates	29.8	27.7
Non-GAAP adjusted operating income	547.7	379.3
Effect of foreign currency translation	1.2	0.8
Non-GAAP adjusted fixed currency operating income	548.9	380.1
Effect of acquisitions and divestitures	(0.9)	(0.5)
Non-GAAP organic operating income	$548.0	$379.6

Operating income margin
Reported GAAP operating income margin	13.8%	9.8%
Non-GAAP adjusted fixed currency operating income margin	14.6%	10.6%
Non-GAAP organic operating income margin	14.7%	10.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2024	2023
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$412.1	$233.4
Special (gains) and charges, after tax	23.1	21.1
Discrete tax net expense (benefit)	(48.2)	(4.0)
Non-GAAP adjusted net income attributable to Ecolab	$387.0	$250.5

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.43	$0.82
Special (gains) and charges, after tax	0.08	0.07
Discrete tax net expense (benefit)	(0.17)	(0.01)
Non-GAAP adjusted diluted EPS	$1.34	$0.88

Provision for Income Taxes
Reported GAAP tax rate	9.2%	18.0%
Special gains and charges	0.8	0.5
Discrete tax items	9.9	1.3
Non-GAAP adjusted tax rate	19.9%	19.8%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended March 31
	2024			2023
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$1,841.7	($26.1)	$1,815.6	$1,808.2	($13.3)	$1,794.9
Global Institutional & Specialty	1,270.3	(18.0)	1,252.3	1,131.2	-	1,131.2
Global Healthcare & Life Sciences	382.9	-	382.9	386.1	-	386.1
Global Pest Elimination	266.8	-	266.8	244.6	-	244.6
Corporate	-	-	-	10.7	(10.7)	-
Subtotal at fixed currency rates	3,761.7	(44.1)	3,717.6	3,580.8	(24.0)	3,556.8
Currency impact	(9.8)			(9.2)
Consolidated reported GAAP net sales	$3,751.9			$3,571.6

Operating Income (loss)
Global Industrial	$265.0	$ -	$265.0	$219.8	($0.2)	$219.6
Global Institutional & Specialty	248.0	(0.9)	247.1	130.1	-	130.1
Global Healthcare & Life Sciences	37.0	-	37.0	35.4	-	35.4
Global Pest Elimination	48.8	-	48.8	44.5	-	44.5
Corporate	(49.9)	-	(49.9)	(49.7)	(0.3)	(50.0)
Subtotal at fixed currency rates	548.9	(0.9)	548.0	380.1	(0.5)	379.6
Special (gains) and charges at fixed currency rates	29.9			27.7
Reported OI at fixed currency rates	519.0			352.4
Currency impact	(1.1)			(0.8)
Consolidated reported GAAP operating income	$517.9			$351.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	First Quarter Ended
	March 31
(millions)	2024	2023

Cash provided by operating activities	$649.4	$198.2
Less: Capital expenditures	(201.5)	(173.7)
Free cash flow	$447.9	$24.5

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97	$1.41	$3.38	$1.41	$4.79
Adjustments:
Special (gains) and charges (1)	0.07	0.08	0.15	0.12	0.27	0.11	0.38
Discrete tax expense (benefits) (2)	(0.01)	0.01	0.00	0.01	0.01	0.03	0.04
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$1.54	$3.66	$1.55	$5.21

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43
Adjustments:
Special (gains) and charges (3)	0.08
Discrete tax expense (benefits) (4)	(0.17)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2023 includes charges of $21.1 million, $23.3 million, $34.2 million and $30.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2023 includes ($4.0) million, $2.8 million, $3.5 million and $8.9 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2024 includes charges of $23.1 million, net of tax, in the first quarter. These charges were primarily related to restructuring charges.

(4) Discrete tax (benefits) for 2024 includes ($48.2) million in the first quarter. These expenses (benefits) are primarily associated with transferring certain intangibles between affiliates, stock compensation excess tax benefits and other discrete tax benefits.